Exhibit 99.1

News Release

Michael Monahan (651) 250-2809 Andrew Hedberg (651) 250-2185

ECOLAB FOURTH QUARTER REPORTED DILUTED CONTINUING OPERATIONS EPS $1.04;

ADJUSTED DILUTED CONTINUING OPERATIONS EPS $1.28, +4%;

FULL YEAR 2022 OUTLOOK UNCHANGED WITH STRONG SALES AND ADJUSTED DILUTED EPS GROWTH REACHING LOW-TEENS

FOURTH QUARTER HIGHLIGHTS:

●	Continued strong fourth quarter sales growth was partially offset by increased COVID-related effects on broad business activity and a near doubling of delivered product cost inflation (which includes raw materials and freight) and supply constraints compared to the third quarter.
●	Reported sales from continuing operations +10% versus last year. Acquisition adjusted fixed currency sales +9%.
●	Reported diluted EPS from continuing operations $1.04, flat versus last year.
●	Adjusted diluted EPS from continuing operations, excluding special gains and charges, discrete tax items and the impact of the Purolite transaction, were $1.28, +4% versus last year.
●	The earnings increase reflects accelerated pricing and volume growth, along with lower pension and interest expense, which were partially offset by substantially higher delivered product costs and the comparison to lower variable compensation last year.
●	As previously disclosed, unfavorable delivered product costs and supply constraints resulted in an additional estimated unfavorable $0.10 per share in the fourth quarter versus our initial expectations.

	Fourth Quarter Ended December 31
	Reported			Adjusted
(unaudited)	Public Currency Rates		%	Public Currency Rates		%
(millions, except per share)	2021	2020	Change	2021	2020	Change
Net sales	$3,364.6	$3,065.3	10%	$3,352.6	$3,065.3	9%
Operating income	387.7	416.1	(7)%	475.1	478.0	(1)%
Net income from continuing operations attributable to Ecolab	301.0	300.3	0%	369.3	355.1	4%

Diluted earnings per share from continuing operations attributable to Ecolab	$1.04	$1.04	0%	$1.28	$1.23	4%

				Adjusted
	Fixed Currency Rates		%	Fixed Currency Rates		%
	2021	2020	Change	2021	2020	Change
Net sales	$3,425.4	$3,121.1	10%	$3,413.4	$3,121.1	9%
Operating income	398.3	426.4	(7)%	485.7	488.3	(1)%

ST. PAUL, Minn., February 15, 2022: The fourth quarter results reflected strong sales growth, driven by accelerated pricing and further robust new business wins in an uneven market recovery, that was partially offset by increased COVID-related effects on broad business activity and a near doubling of delivered product cost inflation and supply constraints compared to the third quarter.

CEO comment

Commenting on the quarter, Christophe Beck, Ecolab’s president and chief executive officer, said, “We are very pleased with the strong topline growth we delivered in the fourth quarter, led by double-digit gains in our Institutional and Specialty and Other segments and continued strong growth in our Industrial segment. Strong volume and pricing momentum was largely offset by significant raw materials and freight cost increases, which grew an estimated 20% year-on-year in the fourth quarter, leading to an estimated 10% overall impact on our total cost of sales, almost double the rate of increase we saw in the third quarter.

“I am proud of what our team accomplished in 2021 as our business fundamentals continued to improve in a very unique environment. We delivered record new business wins, continued to accelerate pricing to 4% as we exited the fourth quarter, launched a strong innovation pipeline, and further improved our productivity as we leveraged our digital investments. Together, these actions enabled us to mitigate an estimated $1.00 per share of substantial delivered product cost inflation and other supply constraints as we grew 2021 adjusted diluted earnings per share by 17%. Further, our recent acquisition of Purolite is progressing well and we are excited about the increased customer value and incremental growth opportunities this unique and high growth platform brings to Ecolab.

“We now move into 2022 with strong business momentum. With very healthy sales growth, robust new business wins, new innovation and increased pricing, we expect to progressively compensate for higher delivered product costs and to drive strong earnings growth. While we expect a decent global economy, we also expect the COVID impacts to remain significant during the first half of the year, and we expect inflation to remain high before it progressively eases during the second half of the year.

“We expect these cost impacts to remain especially strong in the first quarter of 2022, even slightly higher than those experienced in the fourth quarter. We look for the first quarter to show healthy sales growth and a flattish year-over-year earnings per share comparison impacted by continued high raw material and freight costs. We also believe that our accelerating pricing and continued strong volume growth will progressively outpace higher expected delivered product costs over the following quarters. For the full year 2022, we believe our sales, pricing and cost efficiency actions will enable us to deliver continued strong sales gains with adjusted diluted earnings per share growth reaching low-teens levels, assuming once again that inflation and supply constraints ease as the year progresses.

“While the external environment remains dynamic, we are confident in our fundamental positioning and our proven ability to leverage our opportunities to improve our long-term margins further and to continue to deliver superior long-term results for our customers and shareholders.”

Fourth Quarter 2021 Consolidated Results

Ecolab’s fourth quarter reported and fixed currency sales increased 10% and acquisition adjusted fixed currency sales increased 9% when compared to the prior year.

Fourth quarter 2021 reported operating income decreased 7% and includes the impact of COVID-related special charges and the impact of the Purolite acquisition. Adjusted operating income and adjusted fixed currency operating income both decreased 1%. The operating income decrease reflects the accelerated pricing and volume growth which were offset by significantly higher delivered product costs and the comparison to lower variable compensation last year. As previously disclosed, unfavorable supply constraints resulted in an additional estimated unfavorable $0.10 per share in the fourth quarter versus our initial expectations.

Reported interest expense decreased 8% reflecting lower average debt levels and lower average interest rates from debt refinancing transactions, though this benefit was partially offset by new debt issued to fund the December 1, 2021 Purolite acquisition.

The reported income tax rate for the fourth quarter of 2021 was 12.6% compared with the reported rate of 19.3% in the fourth quarter of 2020. Excluding special gains and charges, discrete tax items and the impact of the Purolite transaction, the adjusted tax rate for the fourth quarter of 2021 was 17.3% compared with the adjusted tax rate of 18.3% in the fourth quarter of 2020. The lower tax rate in the fourth quarter of 2021 reflected tax planning benefits.

Fourth quarter 2021 reported net income from continuing operations attributable to Ecolab was flat versus the prior year. Excluding the impact of special gains and charges, discrete tax items and the impact of the Purolite transaction, adjusted net income from continuing operations attributable to Ecolab increased 4% versus the prior year.

Reported diluted earnings per share from continuing operations was flat versus the prior year. As expected, the impact of Purolite (excluding acquisition-related special charges) was $0.02 per share dilutive to reported earnings per share from continuing operations as strong sales growth since its December 1, 2021 acquisition was more than offset by acquisition-related amortization and interest expense. Adjusted diluted earnings per share from continuing operations increased 4% when compared against the fourth quarter 2020. Currency translation did not have a material impact on fourth quarter 2021 earnings per share.

Fourth Quarter 2021 Segment Review

Global Industrial

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$1,695.2	$1,571.8	8%	7%
Operating income	280.2	323.4	(13)%	(14)%
Operating income margin	16.5%	20.6%
Acq. adj. operating income margin	16.5%	20.6%

Public currency
Sales	$1,659.2	$1,540.4	8%
Operating income	272.5	316.5	(14)%

The Industrial segment includes Water, Food & Beverage, Downstream and Paper

Acquisition adjusted fixed currency sales increased 7%. Strong growth in Water, Paper and Downstream, led by new business wins and accelerated pricing, along with good gains in Food & Beverage, yielded the increase. Acquisition adjusted fixed currency operating income decreased 14% compared to a very strong 17% increase last year as accelerated pricing and higher volume were more than offset by significantly higher delivered product costs, unfavorable supply constraints, and the comparison to lower variable compensation last year.

Global Institutional & Specialty

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$1,064.2	$894.4	19%	19%
Operating income (loss)	158.7	94.6	68%	68%
Operating income margin	14.9%	10.6%
Acq. adj. operating income margin	15.0%	10.6%

Public currency
Sales	$1,051.9	$883.9	19%
Operating income (loss)	157.2	94.0	67%

The Institutional & Specialty segment includes Institutional and Specialty

Acquisition adjusted fixed currency sales increased 19%. Strong growth in the Institutional division reflected improved volume, further good new business wins, further gains from Ecolab Science Certified programs, new innovation and pricing despite a stalled recovery in restaurant and lodging activity versus the third quarter due to COVID-related impacts. Specialty sales increased modestly as strong quickservice sales more than offset lower food retail sales, in part due to customer staffing shortages. Acquisition adjusted fixed currency operating income increased 68% reflecting increased volume and accelerated pricing that more than offset higher delivered product costs and the comparison to lower variable compensation last year.

Global Healthcare & Life Sciences

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$308.0	$327.8	(6)%	(13)%
Operating income	29.7	56.3	(47)%	(33)%
Operating income margin	9.6%	17.2%
Acq. adj. operating income margin	13.2%	17.2%

Public currency
Sales	$300.2	$319.1	(6)%
Operating income	28.7	54.2	(47)%

The Healthcare & Life Sciences segment includes Healthcare and Life Sciences

Acquisition adjusted fixed currency sales decreased 13% compared to a 22% increase last year when sales benefited from strong COVID-related demand. Acquisition adjusted fixed currency operating income decreased 33%, primarily reflecting the comparison to the very strong sales volume last year (when operating income grew 65%) as well as the impact of fourth quarter 2021’s unfavorable supply constraints; these were partially offset by favorable pricing and lower variable compensation.

Other

(unaudited)	Fourth Quarter Ended December 31			Acq. Adj.
(millions)	2021	2020	% Change	% Change

Fixed currency
Sales	$322.7	$286.0	13%	13%
Operating income	43.9	44.4	(1)%	(1)%
Operating income margin	13.6%	15.5%
Acq. adj. operating income margin	13.6%	15.5%

Public currency
Sales	$318.2	$281.1	13%
Operating income	43.2	43.4	0%

The Other segment includes Pest Elimination, Textile Care and Colloidal Technologies

Acquisition adjusted fixed currency sales increased 13%. Growth was strong across all divisions. Acquisition adjusted fixed currency operating income decreased 1% as accelerated pricing and volume growth was more than offset by the comparison to lower variable compensation last year and higher delivered product costs.

Corporate

Fourth quarter of 2021 corporate segment includes:

●	sales of $35 million to ChampionX under the Master Cross Supply and Product Transfer agreements we entered into as part of the ChampionX separation
●	amortization expense of $31 million related to the Nalco merger intangible assets
●	net special charges of $84 million that primarily reflected COVID-related charges and Purolite acquisition costs

Special gains and charges for the fourth quarter of 2020 were a net charge of $62 million and primarily include restructuring charges and COVID-related charges.

2022 Business Outlook

We move into 2022 with strong business momentum. With very healthy sales growth, robust new business wins, new innovation and increased pricing, we expect to progressively compensate for higher delivered product costs and to drive strong earnings growth. While we expect a decent global economy, we also expect the COVID impacts to remain significant during the first half of the year, and we expect inflation to remain high before it progressively eases during the second half of the year.

We expect these cost impacts to remain especially strong in the first quarter of 2022, even slightly higher than those experienced in the fourth quarter. We look for the first quarter to show healthy sales growth and a flattish year-over-year earnings per share comparison impacted by continued high raw material and freight costs.

For the full year 2022, we believe our sales, pricing and cost efficiency actions will enable us to deliver continued strong sales gains with adjusted diluted earnings per share growth reaching low-teens levels, assuming once again that inflation and supply constraints ease as the year progresses. We continue to expect the impact of Purolite, including $0.26 per share of transaction-related amortization, will be neutral to 2022 adjusted diluted earnings per share.

We remain confident in our long-term outlook as our value proposition to help solve the world’s people, planet and business health needs is more important than ever. With our strong pricing and an inflationary environment that will ease ultimately and lead to higher margins, we expect to continue to leverage our robust growth opportunities to drive superior results for our customers and shareholders.

About Ecolab

A trusted partner at nearly three million customer locations, Ecolab (ECL) is a global leader in water, hygiene and infection prevention solutions and services that protect people, planet and business health. With annual sales of $13 billion and more than 47,000 associates, Ecolab delivers comprehensive science-based solutions, data-driven insights and world-class service to advance food safety, maintain clean and safe environments, optimize water and energy use, and improve operational efficiencies and sustainability for customers in the food, healthcare, hospitality and industrial markets in more than 170 countries around the world. www.ecolab.com

Ecolab will host a live webcast to review the fourth quarter earnings announcement today at 1:00 p.m. Eastern Time. The webcast, along with related materials, will be available to the public on Ecolab's website at www.ecolab.com/investor. A replay of the webcast and related materials will be available at that site.

Cautionary Statements Regarding Forward-Looking Information

This communication contains certain statements relating to future events and our intentions, beliefs, expectations and predictions for the future which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “we believe,” “we expect,” “estimate,” “project,” “may,” “will,” “intend,” “plan,” “believe,” “target,” “forecast” (including the negative or variations thereof) or similar terminology used in connection with any discussion of future plans, actions or events generally identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding COVID-19 pandemic trends, the U.S. and global economic recovery, inflation and supply chain challenges, and our financial and business performance and prospects, including sales, earnings, pricing, innovation and new business. These statements are based on the current expectations of management of the company. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this communication. With respect to the COVID-19 pandemic, numerous factors will determine the extent of the impact on our business, including the severity of the disease, the duration of the outbreak, the distribution, acceptance and efficacy of vaccines, the likelihood of a resurgence of the outbreak, including as a result of emerging variants, actions that may be taken by governmental authorities intended to minimize the spread of the pandemic, including vaccination mandates, or to stimulate the economy and other unintended consequences.

Additional risks and uncertainties that may affect operating results and business performance are set forth under Item 1A of our most recent Form 10-K, and our other public filings with the Securities and Exchange Commission (the "SEC"), and include the effects and duration of the COVID-19 pandemic, including the impact of vaccination mandates; difficulty in procuring raw materials or fluctuations in raw material costs; the vitality of the markets we serve; the impact of economic factors such as the worldwide economy, capital flows, interest rates, foreign currency risk, and reduced sales and earnings in our international operations resulting from the weakening of local currencies versus the U.S. dollar; information technology infrastructure failures or breaches in data security; our ability to attract, retain and develop high caliber management talent to lead our business and successfully execute organizational change; exposure to global economic, political and legal risks related to our international operations; public health outbreaks, epidemics or pandemics, such as the current outbreak of COVID-19; our ability to execute key business initiatives, including restructurings and our Enterprise Resource Planning system upgrades; our ability to successfully compete with respect to value, innovation and customer support; pressure on operations from consolidation of customers or vendors; restraints on pricing flexibility due to contractual obligations and our ability to meet our contractual commitments; realization of anticipated benefits of the Purolite acquisition; our ability to acquire complementary businesses and to effectively integrate such businesses; the costs and effects of complying with laws and regulations, including those relating to the environment and to the manufacture, storage, distribution, sale and use of our products, as well as to the conduct of our business generally, including labor and employment and anti-corruption; potential chemical spill or release; potential to incur significant tax liabilities or indemnification liabilities relating to the separation and split-off of our ChampionX business; the occurrence of litigation or claims, including class action lawsuits; the loss or insolvency of a major customer or distributor; repeated or prolonged government and/or business shutdowns or similar events; acts of war or terrorism; natural or man-made disasters; water shortages; severe weather conditions; changes in tax laws and unanticipated tax liabilities; potential loss of deferred tax assets; our indebtedness, and any failure to comply with covenants that apply to our indebtedness; potential losses arising from the impairment of goodwill or other assets; and other uncertainties or risks reported from time to time in our reports to the SEC. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. We caution that undue reliance should not be placed on forward-looking statements, which speak only as of the date made. Ecolab does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in expectations, except as required by law.

Non-GAAP Financial Information

This news release and certain of the accompanying tables include financial measures that have not been calculated in accordance with accounting principles generally accepted in the U.S. (“GAAP”).

These non-GAAP financial measures (including with respect to continuing operations) include:

•fixed currency sales

•adjusted net sales

•adjusted fixed currency sales

•acquisition adjusted fixed currency sales

•adjusted cost of sales

•adjusted gross margin

•fixed currency operating income

•fixed currency operating income margin

•adjusted operating income

•adjusted fixed currency operating income

•adjusted fixed currency operating income margin

•acquisition adjusted fixed currency operating income

•acquisition adjusted fixed currency operating income margin

•adjusted other (income) expense

•adjusted interest expense

•adjusted tax rate

•adjusted net income attributable to Ecolab

•adjusted diluted earnings per share

We provide these measures as additional information regarding our operating results. We use these non-GAAP measures internally to evaluate our performance and in making financial and operational decisions, including with respect to incentive compensation. We believe that our presentation of these measures provides investors with greater transparency with respect to our results of operations and that these measures are useful for period-to-period comparison of results.

Our non-GAAP adjusted financial measures for net sales excludes Purolite net sales. Our non-GAAP adjusted financial measures for cost of sales, gross margin, operating income, other (income) expense and interest expense exclude the impact of special (gains) and charges and (with the exception of other (income) expense) the impact of the Purolite transaction, and our non-GAAP measures for tax rate, net income attributable to Ecolab and diluted earnings per share further exclude the impact of discrete tax items. We include items within special (gains) and charges and discrete tax items that we believe can significantly affect the period-over-period assessment of operating results and not necessarily reflect costs associated with historical trends and future results. After tax special (gains) and charges are derived by applying the applicable local jurisdictional tax rate to the corresponding pre-tax special (gains) and charges.

We evaluate the performance of our international operations based on fixed currency rates of foreign exchange, which eliminate the translation impact of exchange rate fluctuations on our international results. Fixed currency amounts included in this release are based on translation into U.S. dollars at the fixed foreign currency exchange rates established by management at the beginning of 2021. We also provide our segment results based on public currency rates for informational purposes.

Our reportable segments do not include the impact of intangible asset amortization from the Nalco merger or the impact of special (gains) and charges as these are not allocated to the Company’s reportable segments.

Acquisition adjusted growth rates exclude the results of any acquired business from the first twelve months post acquisition and exclude the results of divested businesses from the previous twelve months prior to divestiture. Acquisition adjusted growth rates also exclude sales to our Venezuelan deconsolidated subsidiaries from both the current period and comparable period of the prior year. In addition, as part of the separation, we also entered into a Master Cross Supply and Product Transfer agreement with ChampionX to provide, receive or transfer certain products for a period up to 36 months. Sales of product to ChampionX under this agreement are recorded in product and equipment sales in the Corporate segment along with the related cost of sales. These transactions are removed from the consolidated results as part of the calculation of the impact of acquisitions and divestitures.

These non-GAAP financial measures are not in accordance with, or an alternative to, GAAP and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. We recommend that investors view these measures in conjunction with the GAAP measures included in this news release. Reconciliations of our non-GAAP measures are included in the following "Supplemental Non-GAAP Reconciliations" and “Supplemental Diluted Earnings per Share Information” tables included in this news release.

We do not provide reconciliations for non-GAAP estimates on a forward-looking basis (including those contained in this report) when we are unable to provide a meaningful or accurate calculation or estimation of reconciling items and the information is not available without unreasonable effort. This is due to the inherent difficulty of forecasting the timing and amount of various items that have not yet occurred, are out of our control and/or cannot be reasonably predicted, and that would impact reported earnings per share and the reported tax rate, the most directly comparable forward-looking GAAP financial measures to adjusted earnings per share and the adjusted tax rate. For the same reasons, we are unable to address the probable significance of the unavailable information.

###

(ECL-E)

ECOLAB INC.

CONSOLIDATED STATEMENTS OF INCOME

(unaudited)

	Fourth Quarter Ended			Twelve Months Ended
	December 31%			December 31%
(millions, except per share)	2021	2020	Change	2021	2020	Change

Product and equipment sales	$2,691.7	$2,449.1		$10,153.3	$9,466.6
Service and lease sales	672.9	616.2		2,579.8	2,323.6
Net sales	3,364.6	3,065.3	10%	12,733.1	11,790.2	8%
Product and equipment cost of sales	1,648.0	1,409.7		6,100.9	5,481.3
Service and lease cost of sales	395.1	370.6		1,514.9	1,424.5
Cost of sales (2)	2,043.1	1,780.3	15%	7,615.8	6,905.8	10%
Selling, general and administrative expenses	867.9	809.6	7%	3,416.1	3,309.1	3%
Special (gains) and charges (2)	65.9	59.3		102.6	179.6
Operating income	387.7	416.1	(7)%	1,598.6	1,395.7	15%
Other (income) expense (2)	(6.4)	(10.3)	(38)%	(33.9)	(55.9)	(39)%
Interest expense, net (2)	44.6	48.4	(8)%	218.3	290.2	(25)%
Income before income taxes	349.5	378.0	(8)%	1,414.2	1,161.4	22%
Provision for income taxes	44.2	73.1	(40)%	270.2	176.6	53%
Net income including noncontrolling interest	305.3	304.9	0%	1,144.0	984.8	16%
Net income attributable to noncontrolling interest	4.3	4.6		14.1	17.4
Net income from continuing operations attributable to Ecolab	301.0	300.3	0%	1,129.9	967.4	17%
Net income (loss) from discontinued operations, net of tax (1)	-	-		-	(2,172.5)
Net income (loss) attributable to Ecolab	$301.0	$300.3	0%	$1,129.9	($1,205.1)

Earnings attributable to Ecolab per common share
Basic
Continuing operations	$1.05	$1.05	0%	$3.95	$3.37	17%
Discontinued operations	-	-		-	($7.57)
Earnings attributable to Ecolab	$1.05	$1.05	0%	$3.95	($4.20)
Diluted
Continuing operations	$1.04	$1.04	0%	$3.91	$3.33	17%
Discontinued operations	-	-		-	($7.48)
Earnings attributable to Ecolab	$1.04	$1.04	0%	$3.91	($4.15)

Weighted-average common shares outstanding
Basic	286.7	285.6	0%	286.3	287.0	0%
Diluted	289.5	288.7	0%	289.1	290.3	0%

(1) Net Income (loss) attributable to discontinued operations, net of tax, relates to the separation of ChampionX.
(2) Cost of sales, Special (gains) and charges, Other (income) expense and Interest expense, net in the Consolidated Statement of Income above include the following:

	Fourth Quarter Ended			Twelve Months Ended
	December 31			December 31
(millions)	2021	2020		2021	2020

Cost of sales
Restructuring activities	$0.6	$0.8		$24.7	$7.4
Acquisition and integration activities	4.2	(0.2)		4.2	3.9
COVID-19 activities, net	12.9	3.8		64.7	12.5
Other	-	(1.8)		0.3	24.4
Subtotal (a)	17.7	2.6		93.9	48.2

Special (gains) and charges
Restructuring activities	5.4	40.0		11.9	71.4
Acquisition and integration activities	26.6	3.0		29.9	8.5
Disposal and impairment charges	-	(4.5)		-	41.4
COVID-19 activities, net	26.2	16.4		42.4	23.6
Other	7.7	4.4		18.4	34.7
Subtotal	65.9	59.3		102.6	179.6

Interest expense, net	0.8	-		33.1	83.8
Pension Settlements/Curtailments	10.6	0.4		37.2	0.4

Total special (gains) and charges	$95.0	$62.3		$266.8	$312.0

(a) Special charges of $17.6 million and $1.2 million in the fourth quarter of 2021 and 2020, respectively, and $91.9 million and $39.3 million for the twelve months ended December 31, 2021 and 2020, respectively, were recorded in product and equipment cost of sales. Special charges of $0.1 million and $1.4 million in the fourth quarter of 2021 and 2020, respectively, and $2.0 million and $8.9 million for the twelve months ended December 31, 2021 and 2020, respectively, were recorded in service and lease cost of sales.

ECOLAB INC.

REPORTABLE SEGMENT INFORMATION

(unaudited)

	Fourth Quarter Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2021	2020	Change	2021	2020	Change
Net Sales
Global Industrial	$1,695.2	$1,571.8	8%	$1,659.2	$1,540.4	8%
Global Institutional & Specialty	1,064.2	894.4	19%	1,051.9	883.9	19%
Global Healthcare & Life Sciences	308.0	327.8	(6)%	300.2	319.1	(6)%
Other	322.7	286.0	13%	318.2	281.1	13%
Corporate	35.3	41.1	(14)%	35.1	40.8	(14)%
Subtotal at fixed currency rates	3,425.4	3,121.1	10%	3,364.6	3,065.3	10%
Currency impact	(60.8)	(55.8)	*	-	-	*
Consolidated reported GAAP net sales	$3,364.6	$3,065.3	10%	$3,364.6	$3,065.3	10%

Operating Income (loss)
Global Industrial	$280.2	$323.4	(13)%	$272.5	$316.5	(14)%
Global Institutional & Specialty	158.7	94.6	68%	157.2	94.0	67%
Global Healthcare & Life Sciences	29.7	56.3	(47)%	28.7	54.2	(47)%
Other	43.9	44.4	(1)%	43.2	43.4	0%
Corporate	(114.2)	(92.3)	*	(113.9)	(92.0)	*
Subtotal at fixed currency rates	398.3	426.4	(7)%	387.7	416.1	(7)%
Currency impact	(10.6)	(10.3)	*	-	-	*
Consolidated reported GAAP operating income	$387.7	$416.1	(7)%	$387.7	$416.1	(7)%

	Year Ended December 31
	Fixed Currency Rates			Public Currency Rates
			%			%
(millions)	2021	2020	Change	2021	2020	Change
Net Sales
Global Industrial	$6,304.9	$6,048.2	4%	$6,237.8	$5,867.1	6%
Global Institutional & Specialty	3,978.2	3,629.0	10%	3,955.9	3,562.5	11%
Global Healthcare & Life Sciences	1,195.4	1,241.1	(4)%	1,181.6	1,185.5	0%
Other	1,226.9	1,103.4	11%	1,218.6	1,075.1	13%
Corporate	139.4	100.6	39%	139.2	100.0	39%
Subtotal at fixed currency rates	12,844.8	12,122.3	6%	12,733.1	11,790.2	8%
Currency impact	(111.7)	(332.1)	*	-	-	*
Consolidated reported GAAP net sales	$12,733.1	$11,790.2	8%	$12,733.1	$11,790.2	8%

Operating Income
Global Industrial	$1,031.0	$1,123.1	(8)%	$1,016.3	$1,086.8	(6)%
Global Institutional & Specialty	556.9	324.0	72%	554.7	320.1	73%
Global Healthcare & Life Sciences	160.9	218.3	(26)%	159.2	205.7	(23)%
Other	187.3	132.8	41%	186.2	130.2	43%
Corporate	(318.6)	(349.7)	*	(317.8)	(347.1)	*
Subtotal at fixed currency rates	1,617.5	1,448.5	12%	1,598.6	1,395.7	15%
Currency impact	(18.9)	(52.8)	*	-	-	*
Consolidated reported GAAP operating income	$1,598.6	$1,395.7	15%	$1,598.6	$1,395.7	15%

* Not meaningful.

As shown in the “Fixed Currency Rates” tables above, we evaluate the performance of our international operations based on fixed currency exchange rates, which eliminate the impact of exchange rate fluctuations on our international operations. Amounts shown in the “Public Currency Rates” tables above reflect amounts translated at actual public average rates of exchange prevailing during the corresponding period, and are provided for informational purposes. The difference between the fixed currency exchange rates and the public currency exchange rates is reported as “Currency impact” in the “Fixed Currency Rates” tables above.

The Corporate segment includes amortization from the Nalco merger intangible assets. The Corporate segment also includes special (gains) and charges reported on the Consolidated Statement of Income.

ECOLAB INC.

CONSOLIDATED BALANCE SHEETS

(unaudited)

	December 31	December 31
(millions)	2021	2020
Assets
Current assets
Cash and cash equivalents	$359.9	$1,260.2
Accounts receivable, net	2,478.4	2,273.8
Inventories	1,491.8	1,285.2
Other current assets	357.0	298.2
Total current assets	4,687.1	5,117.4

Property, plant and equipment, net	3,288.5	3,124.9
Goodwill	8,063.9	6,006.9
Other intangible assets, net	4,224.1	2,977.0
Operating lease assets	396.8	423.8
Other assets	546.0	476.0
Total assets	$21,206.4	$18,126.0

Liabilities and Equity
Current liabilities
Short-term debt	$411.0	$17.3
Accounts payable	1,384.2	1,160.6
Compensation and benefits	509.5	469.3
Income taxes	104.3	96.1
Other current liabilities	1,144.2	1,188.9
Total current liabilities	3,553.2	2,932.2

Long-term debt	8,347.2	6,669.3
Postretirement health care and pension benefits	894.2	1,226.2
Deferred income taxes	622.0	483.9
Operating lease liabilities	282.6	300.5
Other liabilities	254.1	312.4
Total liabilities	13,953.3	11,924.5

Equity
Common stock	364.1	362.6
Additional paid-in capital	6,464.6	6,235.0
Retained earnings	8,814.5	8,243.0
Accumulated other comprehensive loss	(1,634.8)	(1,994.4)
Treasury stock	(6,784.2)	(6,679.7)
Total Ecolab shareholders’ equity	7,224.2	6,166.5
Noncontrolling interest	28.9	35.0
Total equity	7,253.1	6,201.5
Total liabilities and equity	$21,206.4	$18,126.0

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2021	2020	2021	2020

Net sales
Reported GAAP net sales	$3,364.6	$3,065.3	$12,733.1	$11,790.2
Impact of Purolite on net sales	12.0		12.0
Non-GAAP adjusted net sales	3,352.6	3,065.3	12,721.1	11,790.2
Effect of foreign currency translation	60.8	55.8	111.7	332.1
Non-GAAP adjusted fixed currency sales	3,413.4	3,121.1	12,832.8	12,122.3
Effect of acquisitions and divestitures	(57.6)	(41.4)	(252.0)	(138.9)
Non-GAAP acquisition adjusted fixed currency sales	$3,355.8	$3,079.7	$12,580.8	$11,983.4

Cost of sales
Reported GAAP cost of sales	$2,043.1	$1,780.3	$7,615.8	$6,905.8
Special (gains) and charges	17.7	2.6	93.9	48.2
Impact of Purolite on cost of sales	7.6		7.6
Non-GAAP adjusted cost of sales	$2,017.8	$1,777.7	$7,514.3	$6,857.6

Gross margin
Reported GAAP gross margin	39.3%	41.9%	40.2%	41.4%
Non-GAAP adjusted gross margin	39.8%	42.0%	40.9%	41.8%

Operating income
Reported GAAP operating income	$387.7	$416.1	$1,598.6	$1,395.7
Effect of foreign currency translation	10.6	10.3	18.9	52.8
Non-GAAP fixed currency operating income	398.3	426.4	1,617.5	1,448.5
Special (gains) and charges	83.6	61.9	196.5	227.8
Impact of Purolite on operating income	3.8		3.8
Non-GAAP adjusted fixed currency operating income	485.7	488.3	1,817.8	1,676.3
Effect of acquisitions and divestitures	3.6	(0.1)	5.2	(2.8)
Non-GAAP acquisition adjusted fixed currency operating income	$489.3	$488.2	$1,823.0	$1,673.5

Operating income margin
Reported GAAP operating income margin	11.5%	13.6%	12.6%	11.8%
Non-GAAP adjusted fixed currency operating income margin	14.2%	15.6%	14.2%	13.8%
Non-GAAP acquisition adjusted fixed currency operating income margin	14.6%	15.9%	14.5%	14.0%

Other (income) expense
Reported GAAP other (income) expense	($6.4)	($10.3)	($33.9)	($55.9)
Special (gains) and charges	10.6	0.4	37.2	0.4
Non-GAAP adjusted other (income) expense	($17.0)	($10.7)	($71.1)	($56.3)

Interest expense, net
Reported GAAP interest expense, net	$44.6	$48.4	$218.3	$290.2
Special (gains) and charges	0.8	0.0	33.1	83.8
Impact of Purolite on interest expense	3.5		3.5
Non-GAAP adjusted interest expense, net	$40.3	$48.4	$181.7	$206.4

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

(unaudited)

	Fourth Quarter Ended		Twelve Months Ended
	December 31		December 31
(millions, except percent and per share)	2021	2020	2021	2020
Net Income from continuing operations attributable to Ecolab
Reported GAAP net income from continuing operations attributable to Ecolab	$301.0	$300.3	$1,129.9	$967.4
Special (gains) and charges, after tax	74.4	53.8	213.5	254.1
Discrete tax net expense (benefit)	(11.7)	1.0	5.8	(55.8)
Impact of Purolite on net income	5.6		5.6
Non-GAAP adjusted net income from continuing operations attributable to Ecolab	$369.3	$355.1	$1,354.8	$1,165.7

Diluted EPS from continuing operations attributable to Ecolab
Reported GAAP diluted EPS from continuing operations	$1.04	$1.04	$3.91	$3.33
Special (gains) and charges, after tax	0.26	0.19	0.74	0.88
Discrete tax net expense (benefit)	(0.04)	0.00	0.02	(0.19)
Impact of Purolite on diluted EPS	0.02		0.02
Non-GAAP adjusted diluted EPS from continuing operations	$1.28	$1.23	$4.69	$4.02

Provision for Income Taxes
Reported GAAP tax rate	12.6%	19.3%	19.1%	15.2%
Special gains and charges	2.0	(0.8)	0.1	0.7
Discrete tax items	2.6	(0.2)	(0.3)	3.8
Purolite tax impacts	0.1		0.0
Non-GAAP adjusted tax rate	17.3%	18.3%	18.9%	19.7%

ECOLAB INC.

SUPPLEMENTAL NON-GAAP RECONCILIATIONS

	Fourth Quarter Ended December 31
(unaudited)	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$1,695.2	(6.5)	$1,688.7	$1,571.8	-	$1,571.8
Global Institutional & Specialty	1,064.2	(4.1)	1,060.1	894.4	-	894.4
Global Healthcare & Life Sciences	308.0	(23.7)	284.3	327.8	(0.3)	327.5
Other	322.7	-	322.7	286.0	-	286.0
Corporate	35.3	(35.3)	-	41.1	(41.1)	-
Subtotal at fixed currency rates	3,425.4	(69.6)	3,355.8	3,121.1	(41.4)	3,079.7
Currency impact	(60.8)			(55.8)
Consolidated reported GAAP net sales	$3,364.6			$3,065.3

Operating Income (loss)
Global Industrial	$280.2	(0.9)	$279.3	$323.4	-	$323.4
Global Institutional & Specialty	158.7	0.4	159.1	94.6	-	94.6
Global Healthcare & Life Sciences	29.7	7.9	37.6	56.3	(0.1)	56.2
Other	43.9	-	43.9	44.4	-	44.4
Corporate	(30.6)	-	(30.6)	(30.4)	-	(30.4)
Subtotal at fixed currency rates	481.9	7.4	489.3	488.3	(0.1)	488.2
Special (gains) and charges	83.6			61.9
Reported OI at fixed currency rates	398.3			426.4
Currency impact	(10.6)			(10.3)
Consolidated reported GAAP operating income	$387.7			$416.1

	Year Ended December 31
	2021			2020
(millions)	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted	Fixed Currency	Impact of Acquisitions and Divestitures	Acquisition Adjusted
Net Sales
Global Industrial	$6,304.9	($65.9)	$6,239.0	$6,048.2	($37.1)	$6,011.1
Global Institutional & Specialty	3,978.2	(14.2)	3,964.0	3,629.0	-	3,629.0
Global Healthcare & Life Sciences	1,195.4	(44.5)	1,150.9	1,241.1	(1.2)	1,239.9
Other	1,226.9	-	1,226.9	1,103.4	-	1,103.4
Corporate	139.4	(139.4)	-	100.6	(100.6)	-
Subtotal at fixed currency rates	12,844.8	(264.0)	12,580.8	12,122.3	(138.9)	11,983.4
Currency impact	(111.7)			(332.1)
Consolidated reported GAAP net sales	$12,733.1			$11,790.2

Operating Income (loss)
Global Industrial	$1,031.0	($3.4)	$1,027.6	$1,123.1	($2.6)	$1,120.5
Global Institutional & Specialty	556.9	2.2	559.1	324.0	-	324.0
Global Healthcare & Life Sciences	160.9	10.2	171.1	218.3	(0.2)	218.1
Other	187.3	-	187.3	132.8	-	132.8
Corporate	(122.1)	-	(122.1)	(121.9)	-	(121.9)
Subtotal at fixed currency rates	1,814.0	9.0	1,823.0	1,676.3	(2.8)	1,673.5
Special (gains) and charges	196.5			227.8
Reported OI at fixed currency rates	1,617.5			1,448.5
Currency impact	(18.9)			(52.8)
Consolidated reported GAAP operating income	$1,598.6			$1,395.7

ECOLAB INC.

SUPPLEMENTAL DILUTED EARNINGS PER SHARE INFORMATION

(unaudited)

The table below provides a reconciliation of diluted earnings per share from continuing operations, as reported, to the non-GAAP measure of adjusted diluted earnings per share from continuing operations.

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2020	2020	2020	2020	2020	2020	2020
Diluted earnings per share, as reported (U.S. GAAP)	$1.00	$0.44	$1.44	$0.85	$2.29	$1.04	$3.33
Adjustments:
Special (gains) and charges (1)	0.06	0.29	0.35	0.34	0.69	0.19	0.88
Discrete tax expense (benefits) (2)	(0.07)	(0.08)	(0.15)	(0.04)	(0.20)	0.00	(0.19)
Adjusted diluted earnings per share (Non-GAAP)	$0.99	$0.65	$1.64	$1.15	$2.79	$1.23	$4.02

	First	Second	Six	Third	Nine	Fourth
	Quarter	Quarter	Months	Quarter	Months	Quarter	Year
	Ended	Ended	Ended	Ended	Ended	Ended	Ended
	Mar. 31	June 30	June 30	Sept. 30	Sept. 30	Dec. 31	Dec. 31
	2021	2021	2021	2021	2021	2021	2021
Diluted earnings per share, as reported (U.S. GAAP)	$0.67	$1.08	$1.75	$1.12	$2.87	$1.04	$3.91
Adjustments:
Special (gains) and charges (3)	0.08	0.12	0.20	0.28	0.48	0.26	0.74
Discrete tax expense (benefits) (4)	0.06	0.02	0.08	(0.02)	0.06	(0.04)	0.02
Impact of Purolite on diluted earnings per share						0.02	0.02
Adjusted diluted earnings per share (Non-GAAP)	$0.81	$1.22	$2.03	$1.38	$3.41	$1.28	$4.69

Per share amounts do not necessarily sum due to changes in shares outstanding and rounding.

(1) Special (gains) and charges for 2020 includes charges of $18.5 million, $83.3 million, $98.5 million and $53.8 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include debt refinancing charges, restructuring charges, disposal and impairment charges, Healthcare product recall charges, acquisition and integration charges, employee-related COVID-19 costs (net of government subsidies), and litigation and other charges.

(2) Discrete tax expenses (benefits) for 2020 includes ($21.9) million, ($22.5) million, ($12.4) million and $1.0 million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits, offset by other discrete tax expense.

(3) Special (gains) and charges for 2021 includes charges of $24.2 million, $34.1 million, $80.8 million and $74.4 million, net of tax, in the first, second, third and fourth quarters, respectively. Charges include covid related inventory write downs, employee-related COVID-19 costs (net of government subsidies), restructuring charges, debt refinancing charges, acquisition and integration charges, and litigation and other charges.

(4) Discrete tax expenses (benefits) for 2021 includes $16.1 million, $7.7 million, ($6.3) million and ($11.7) million in the first, second, third and fourth quarters, respectively. These expenses (benefits) are primarily associated with stock compensation excess tax benefits more than offset by other discrete tax expense.